Exhibit 10.9

To
Dr. Meir Barel

Dear Sir,

Re: Indemnification and Release

This letter is being issued to you by Negevtech Ltd. (the “Company”) pursuant to the resolutions adopted by the shareholders of the Company on October 25, 2007 and subject to its approval by the Board of Directors of the Company (such approval to be obtained as soon as possible).

1.	The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law in respect of:

1.1	Any financial oligation imposed on you in favor of any other person and/or entity pursuant to any judgment including any judgment by way of compromise or any judgment of an arbitrator certified by a competent court within the framework of any legal proceedings taken against you, if any, due to any act or omission (collectively hereinafter referred to as an “Action”) taken or not taken, or made or not made, by you in your capacity as an Office Holder of the Company (as such term is defined in the Israeli Companies Law, 1999, as amended (the “Companies Law”);

1.2	All reasonable litigation expenses, including, but not limited to, attorney’s fees and the fees and expenses of investigators, accountants and other experts, which you may pay, or be obligated to pay by the court, (i) in relation to the opposing by you of any legal proceedings, which are instituted against you by the Company or in its name or by any other person; or (ii) in any criminal proceedings in which you are acquitted; or (iii) in any criminal proceedings regarding a crime which does not require proof of mens rea (criminal intent) in which you are convicted; or (iv) in any administrative or investigative proceedings that do not result in criminal proceedings against you and without any monetary liability being imposed on you in lieu of criminal proceedings or that result in criminal proceedings in which you are acquitted, or (v) in any administrative or investigative proceedings that do not result in criminal proceedings against you but result in the imposition of a monetary liability in lieu of criminal proceedings provided it is in respect of a criminal action that does not require proof of criminal intent; or (vi) in preparation or defense with respect to any threatened or pending proceedings as aforesaid; all to the extent permitted pursuant to the Companies Law and in respect of actions taken by you in your capacity as an Office Holder of the Company

The above indemnification will also apply to any action taken by you in your capacity as an Office Holder of any other company controlled, directly or indirectly, by the Company or in fulfilling the position of an Office Holder and/or and observer at the board of directors’ meetings of any other entity at the request of the Company (each of the aforesaid entities shall be referred to hereinafter as an “Affiliate”).

2.	The Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1	A breach of your duty of loyalty to the Company; provided, that the Company will indemnify you for a breach of your duty of loyalty if in committing such breach you acted in good faith and had reasonable grounds to assume that your action would not harm the Company.

2.2	A breach of your duty of care to the Company committed intentionally or recklessly.

2.3	An action taken with the intent of unlawfully realizing personal gain.

2.4	A fine or penalty imposed upon you.

2.5	A counterclaim made by the Company or in its name in connection with a claim against the Company filed by you, other than for indemnification hereunder.

3.	The Company will make available all amounts needed in accordance with paragraph 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in paragraph 1.2 above, on an ongoing basis, as and when payable by you, even prior to a court decision, and in any event within five (5) business days from your first written request. Advances given to cover legal expenses in criminal proceedings or in administrative or investigative proceedings that result in criminal proceedings will be repaid by you to the Company if you are found guilty (other than with respect to criminal proceedings regarding a crime which does not require proof of criminal intent).

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

All amounts paid as indemnification pursuant hereto will be grossed-up to cover any tax payments you may be required to make if the indemnification payments are taxable to you.

4.	The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or of an Affiliate or board observer of an Affiliate, provided that the obligations are in respect of actions taken by you while you were an Office Holder and/or board observer, as aforesaid, and in such capacity, including if taken prior to the above resolutions, and the indemnity will extend to your heirs, executors, administrators and legal representatives.

5.	The indemnification is limited to the following categories of events relating to:

5.1	The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings.

5.2	Occurrences resulting from the Company’s becoming or its status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Israel or abroad.

5.3	Occurrences in connection with investments the Company and/or Affiliates make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company and/or an Affiliate as an Office Holder and/or board observer of the corporation the subject of the transaction and the like.

5.4	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company and/or an Affiliate.

5.5	Actions in connection with the merger of the Company and/or an Affiliate with or into another entity, the sale of any, including all, or substantially all, of the Company’s and/or an Affiliate’s assets (which inlcude, inter-alia, operations and/or business), a Tender Offer, a Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand.

5.6	Without derogating from the generality of the above, actions in connection with the purchase, lease or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof.

5.7	Actions taken in connection with labor relations and/or employment matters in the Company and/or in Affiliates and trade relations of the Company and/or Affiliates, including with employees, independent contractors, customers, suppliers and various service providers.

5.8	Actions in connection with the testing of products developed by the Company and/or by Affiliates or in connection with the certification, distribution, sale, license or use of such products.

5.9	Actions taken in connection with the intellectual property of the Company and/or an Affiliate and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property.

5.10	Actions taken pursuant to or in accordance with the policies and procedures of the Company and/or its Affiliates, whether such policies and procedures are published or not.

5.11	The obligation to disclose information to shareholders of the Company (whether past, current or prospective).

5.12	Dealings by the Company and/or an Affiliate with third parties, including agents, employees, customers, suppliers, creditors or others.

5.13	Presentations or reports submitted or delivered to shareholders (whether current or prospective), customers or creditors of the Company.

5.14	Any matter relating to financial reports, accounting or book-keeping of the Company and/or an Affiliate or failure to pay, report or keep any foreign, federal, state, county, local, municipal or city taxes or other mandatory payment.

5.15	Any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any action attributed to the Company and/or an Affiliate, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

5.16	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Industry, Trade and Labor, the Israeli Antitrust Authority or the Israel Securities Authority, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its Affiliates, or any of their respective businesses or operations.

6.	The total amount of indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed the greater of:

(a)	An amount equal to $10 Million US Dollars, according to the representative rate of exchange, or any other official rate of exchange that may replace it, at the Time of Indebtedness; or

(b)	The amount adjudicated against you jointly and severally with others.

(c)	The amount adjudicated against you subject to the limitations in paragraphs 6(a) and 6(b) above (the greater of the two) plus the amount adjudicated against others if their portion is not collected for any reason.

7.	The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in paragraph 6 above.

8.	Subject to the provisions of paragraphs 6 and 7 above, the indemnification will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law.

9.	The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder and which are in excess of the amount, if any, not indemnified by the Company.

10.	In all indemnifiable circumstances indemnification will be subject to the following:

10.1	You shall notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings within seven (7) days from the day that you are dully and lawfully first aware thereof, and that you transfer to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings.

Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you.

Failure to notify the Company as aforesaid will not relieve the Company of its indemnification obligations pursuant hereto except to the extent that it has been actually prejudiced as a result of such failure.

10.2	Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose.

In the event that: (i) such attorney is not, upon reasonable grounds, acceptable to you, (ii) the Company shall have not assumed the defense of the legal proceedings or has not pursued the defense diligently, or (iii) the named parties to any such legal proceeding include both you and the Company, and it is reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between yourself and the Company, you will be entitled to appoint an attorney of your own that shall accompany you in such procedure. Your attorney shall be fully updated on the defense procedure, and the Company and the attorney conducting the legal defense on behalf of the Company shall fully cooperate with your attorney, including regularly consulting with your attorney on the measures taken in the course of the defense. The Company shall indemnify you for all reasonable expenses incurred by you in connection with engaging such attorney.

The Company and/or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of compromise. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Letter of Indemnification and Release and/or pursuant to law, or to enter into any settlement, or compromise or consent to any judgement unless such settlement, compromise or consent includes an unconditional release of you from all liability arising out of the proceeding, without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Letter of Indemnification and Release and/or pursuant to law and so long as it includes an unconditional release as aforesaid.

10.3	You will cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

10.4	If, in accordance to paragraph 10.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Letter of Indemnification and Release or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except as provided for in paragraph 10.2 above.

10.5	The Company will have no liability or obligation pursuant to this Letter of Indemnification and Release or the above resolutions to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid if the Company’s consent to such compromise or settlement was not given in advance, such consent not to be unreasonably withheld.

11.	The Company hereby exempts you and releases, to the fullest extent permitted by law, from and against any liability for monetary or other damages due to, or arising or resulting from a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in paragraph 2 above.

12.	If for the validation of any of the undertakings in this Letter of Indemnification and Release any act, resolution, approval or other procedure is required the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

13.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter of Indemnification and Release or in the above resolutions derogate from the Company’s right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in paragraph 1 above without the limitations set forth in paragraphs 5 and 6 above.

14.	If any undertaking or release included in this Letter of Indemnification and Release is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings or releases which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking or release may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings or releases will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking or release, so as to be valid and enforceable to the maximum extent permitted by law.

15.	This Agreement shall be construed in accordance with and governed by the laws of the State of Israel, without giving effect to rules of conflicts of laws. The exclusive jurisdiction concerning any legal proceeding arising between the parties concerning this agreement shall vest in the competent court in the district of Tel Aviv.

16.	The Company shall bear all of your costs, including legal expenses, in enforcing this Letter of Indemnification and Release against the Company.

17.	This Letter of Indemnification and Release contains the entire agreement and understanding between the Company and yourself in respect of the subject matter hereof and terminates and replaces any previous agreement in such respect, provided however, that no previous exemption or release (as opposed to indemnity undertakings) given to you from and against any liability for monetary or other damages due to, or arising or resulting from a breach of your duty of care to the Company shall be affected.

Sincerely,

Negevtech Ltd.